EXHIBIT 5.1

Reference: 99472/5
February 26, 2024

enGene Holdings Inc. 4868 Rue Levy, Suite 220 Saint-Laurent, QC H4R 2P1

RE: enGene Holdings Inc. - Registration Statement on Form S-1

Dear Sirs and Mesdames:

We have acted as Canadian counsel to enGene Holdings Inc., a corporation governed by the Business Corporations Act (British Columbia) (the “Corporation”), in connection with the transactions contemplated by a business combination agreement dated May 16, 2023 (the “Business Combination Agreement”) by and among Forbion European Acquisition Corp., (“FEAC”), Can Merger Sub, Cayman Merger Sub, and the Corporation. The Corporation is filing a registration statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for resale by the Selling Holders named in the Registration Statement (the “Selling Holders”) of up to (i) 6,462,016 common shares (“Common Shares”) in the capital of the Corporation (the “PIPE Shares”) and 2,783,949 warrants to purchase Common Shares (“Warrants”) issued in connection with the PIPE Financing and a Non-Redemption Agreement to certain Selling Holders; (ii) 14,295,943 Common Shares (the “Registration Rights Shares”) and 3,602,640 Warrants held by Selling Holders party to the Registration Rights Agreement; (iii) 6,386,589 Common Shares that may be obtained by the Selling Holders upon the exercise of the Warrants described in (i) and (ii) above (the “Selling Holders Warrant Shares”); and (iv) 20,000,000 Common Shares issued pursuant to the company’s private placement for gross proceeds of US$200,000,000, (the “Private Placement”) which closed on February 20, 2024 (the “Private Placement Shares” and, together with the PIPE Shares and the Registration Rights Shares, the “Registered Shares”). The Registration Statement also registers under the Securities Act the offer and sale by the Corporation of up to 9,794,498 Common Shares that may be obtained upon the exercise of outstanding Warrants (including Selling Holder Warrants that are publicly resold by the Selling Holders) (the “Corporation Warrant Shares” and together with the Selling Holders Warrant Shares, the “Registered Warrant Shares”).

The Warrants are governed by the warrant agreement dated as of December 9, 2021 (the “Warrant Agreement”) by and between FEAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as the same was amended, assigned and assumed pursuant to the warrant assignment, assumption and amendment agreement (the “Warrant Amendment Agreement” and, together with the warrant agreement, the “Warrant Documents”) entered into by and among the Corporation and the Trustee on October 31, 2023.

Terms used in this opinion that are defined in the Business Combination Agreement, and are not otherwise defined herein, have the same meanings herein as in the Business Combination Agreement.

Materials Reviewed

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(a)	the Registration Statement and such matters of fact and questions of law as we have considered appropriate for the purposes of this letter;

(b)	the Business Combination Agreement;

(c)	the Plan of Arrangement;

(d)	resolutions of the directors of the Corporation approving, among other things, the Business Combination Agreement and the transactions contemplated thereby;

(e)	resolutions of the directors of the Corporation approving various issuances in connection with the Plan of Arrangement and the Business Combination Agreement;

(f)	resolutions of the directors of the Corporation approving, among other things, the Private Placement and the issuance of the Private Placement Shares;

(g)	the Arrangement Resolution;

(h)	the Warrant Documents; and

(i)	the articles of incorporation, notice of articles and the BCBCA articles of the Corporation (the “Constating Documents”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents.

Assumptions and Fact Reliance

We have assumed that:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	the genuineness of all signatures on all documents reviewed by us;

(c)	the authenticity and completeness of all documents submitted to us as originals;

(d)

the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(e)

the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein;

(f)	each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;

(g)	the due authorization, execution and delivery of all documents in drafts previously reviewed where authorization, execution and delivery are prerequisites to the effectiveness of such documents;

(h)

the Warrant Agreement and the Warrant Amendment Agreement have been duly authorized, executed and delivered by, and constitute, valid and legally binding obligations of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(i)

that insofar as any obligation under any of the Warrant Documents is to be performed in any jurisdiction outside of the Province of British Columbia, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(j)

the terms used in any of the Warrant Documents have the same meanings under the laws of the Province of British Columbia as they do under the laws of the State of New York and would be interpreted and understood under the laws of the Province of British Columbia in the same way as they are interpreted and understood under the laws of the State of New York;

(k)	the provisions of any instrument evidencing the Warrants will be consistent in all respects with the provisions of the Warrant Documents; and

(l)	the Registration Statement will be effective and comply with all applicable laws.

We have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Business Combination Agreement, Warrant Agreement, the Warrants or the Common Shares. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our specific representation of the Corporation.

Whenever our opinion refers to the Corporation’s Registered Shares and Registered Warrant Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such Common Shares of the Corporation, either in order to complete payment for such Common Shares, to satisfy claims of creditors of the Corporation, or otherwise. No opinion is expressed as to the actual receipt by the Corporation of the consideration for the issuance of such Registered Shares or Registered Warrant Shares or as to the adequacy of any consideration received.

Applicable Laws

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

Opinions

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(a)

the Corporation has the corporate power and capacity to execute and deliver the Warrant Amendment Agreement and to perform its obligations thereunder, including the obligations being assumed under the Warrant Agreement;

(b)

the Corporation has taken all necessary corporate action to authorize the execution and delivery of the Warrant Amendment Agreement and the performance of its obligations thereunder. The Warrant Amendment Agreement has been duly executed and delivered by the Corporation;

(c)

The execution, delivery, and performance of the Warrant Amendment Agreement by the Corporation will not violate the Constating Documents or any provincial statute or regulation in force in the Province of British Columbia or any federal statue or regulation of Canada applicable in the Province of British Columbia;

(d)	the Registered Shares registered under the Registration Statement have been validly issued as fully paid and non-assessable shares in the capital of the Corporation; and

(e)

the Registered Warrant Shares registered under the Registration Statement and issuable upon the due exercise of the associated Warrants and payment of the exercise price therefor in accordance with the terms of the Warrant Agreement, as amended by the Warrant Amendment Agreement, will be validly issued as fully paid and non-assessable.

Qualifications and Liabilities

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Common Shares and does not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Validity of Common Shares and Warrants” in the Registration Statement. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels and Graydon LLP”